EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2012 Third Quarter and First Nine Months Financial Results

•	Consolidated net sales increased 4.8% to a record $2.60 billion in the quarter and 9.2% to a record $7.31 billion in nine months

•	Net sales from stores open more than twelve calendar months increased 8.9% in the quarter

•	Diluted net income per common share increased 31.0% to a record $2.24 per share in the quarter and 34.9% to a record $5.37 per share in nine months

•	Establishing EPS range of $.98 to $1.18 for 4Q12; Increasing expected FY12 EPS range to $6.35 to $6.55 per share

CLEVELAND, OHIO, October 25, 2012—The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and nine months ended September 30, 2012. Compared to the same periods in 2011, consolidated net sales increased $118.3 million, or 4.8%, to $2.60 billion in the quarter and increased $617.3 million, or 9.2%, to $7.31 billion in nine months due primarily to higher paint sales volume in our Paint Stores Group and selling price increases. Unfavorable currency translation rate changes decreased consolidated net sales approximately 2.2% in the quarter and nine months. Acquisitions increased consolidated net sales approximately 1.0% in the quarter and nine months.

Diluted net income per common share in the quarter increased to $2.24 per share from $1.71 per share in 2011 and increased in nine months to $5.37 per share from $3.98 per share last year. The third quarter and nine month increases in diluted net income per common share were due primarily to strong sales volumes and operating results driven primarily by Paint Stores Group. Unfavorable currency translation rate changes decreased diluted net income per common share by $.05 per share in the quarter and $.11 per share in nine months. Acquisitions had no significant effect on diluted net income per common share in the quarter and increased diluted net income per common share by $.02 per share in nine months.

Net sales in the Paint Stores Group increased 9.6% to $1.55 billion in the quarter and increased 14.2% to $4.16 billion in nine months due primarily to higher paint sales volume across all end market segments as well as higher year over year selling prices. Net sales from stores open for more than twelve calendar months increased 8.9% in the quarter and increased 13.6% in nine months over last year’s comparable periods. Paint Stores Group segment profit increased $63.7 million to $300.6 million in the quarter from $236.9 million last year and increased to $680.3 million in nine months from $512.4 million last year. The increases in segment profit in the quarter and nine months were due primarily to higher paint sales volume and higher selling prices partially offset by increases in raw material costs and selling, general and administrative expenses. Segment profit as a percent to net sales increased in the quarter to 19.3% from 16.7% last year and increased in nine months to 16.3% from 14.1% in 2011.

Net sales of the Consumer Group decreased 1.0% to $348.0 million in the quarter due primarily to lower volume sales to most of the Group’s retail customers mostly offset by acquisitions and selling price increases. Net sales increased 4.3% to $1.07 billion in nine months due primarily to selling price increases and acquisitions. Acquisitions increased net sales 5.3% and 2.4% in the quarter and nine months, respectively. Segment profit increased to $57.1 million in the quarter from $41.0 million last year and increased to $193.1 million in nine months from $143.5 million last year due primarily to selling price increases and improved operating efficiencies partially offset by increasing raw material costs. As a percent to net external sales, segment profit increased in the quarter to 16.4% from 11.7% last year and increased in nine months to 18.1% from 14.0% in 2011. Acquisitions did not have a significant effect on segment profit in the quarter or nine months 2012.

The Global Finishes Group’s net sales stated in U.S. dollars decreased 1.0% to $491.8 million in the quarter due primarily to unfavorable currency translation rate changes and lower paint sales volume partially offset by selling price increases. Net sales increased 4.1% to $1.47 billion in nine months due primarily to selling price increases, acquisitions and higher paint sales volume partially offset by unfavorable currency translation rate changes. Acquisitions increased net sales in U.S. dollars by 2.4% in nine months. Unfavorable currency translation rate changes decreased net sales by 4.6% in the quarter and 4.2% in nine months. Stated in U.S. dollars, segment profit increased in the quarter to $36.4 million from $27.6 million last year due primarily to selling price increases partially offset by raw material cost increases and unfavorable foreign currency translation rate changes. In the first nine months, segment profit increased to $113.1 million from $77.3 million last year due primarily to selling price increases and higher paint sales volume partially offset by raw material cost increases. Acquisitions did not have a significant impact on segment profit in nine months 2012. Unfavorable currency translation rate changes decreased segment profit $5.1 million in the quarter and $9.5 million in nine months. As a percent to net external sales, segment profit was 7.4% in the quarter versus 5.5% last year and 7.7% in nine months compared to 5.5% in 2011.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 4.0% to $208.7 million in the quarter and decreased 0.6% to $604.6 million in nine months due primarily to unfavorable currency translation rate changes partially offset by selling price increases and higher paint sales volume. Unfavorable currency translation rate changes decreased net sales by 13.8% in the quarter and 11.4% in nine months. Stated in U.S. dollars, segment profit increased to $21.9 million in the quarter from $15.9 million last year and increased to $51.1 million in nine months from $49.1 million last year due primarily to selling price increases and increased paint sales volume partially offset by raw material cost increases and unfavorable currency translation rate changes. Unfavorable foreign currency translation rate changes decreased segment profit $3.7 million in the quarter and $7.7 million in nine months. As a percent to net external sales, segment profit was 10.5% in the quarter versus 7.3% last year and 8.5% in nine months versus 8.1% in 2011.

The Company acquired 0.5 million shares of its common stock through open market purchases in the quarter and 3.8 million shares in nine months. The Company had remaining authorization at September 30, 2012 to purchase 17.25 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased to report record sales and earnings per share on the continued positive sales volume and strong operating results of our Paint Stores Group. Selling price increases implemented across all segments in the previous twelve months are gaining traction against the higher raw material costs. The Paint Stores Group volume growth was strong across all end market segments. Our Consumer Group improved their operating results through operating efficiencies and selling price increases. Our Global Finishes and Latin America Coatings Groups are managing to improve their operating profit results despite the unfavorable effects of currency and the softening demand in their end markets.”

“We are continuing to invest in our business. In the first nine months, Paint Stores Group opened 28 net new locations. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at September 30, 2012 was 12.7% compared to 13.3% last year. During the quarter, we continued to buy shares of our stock and pay a cash dividend of $.39 per common share. Our balance sheet remains flexible and is positioned for continued investments in our business.

“For the fourth quarter, we anticipate our consolidated net sales will increase in the mid single digits compared to the fourth quarter of 2011. At that anticipated sales level, we estimate diluted net income per common share in the fourth quarter to be in the range of $.98 to $1.18 per share compared to $.14 per share earned in the fourth quarter of 2011. For the full year 2012, we expect consolidated net sales to increase above 2011 levels by a high single digit percentage. With annual sales at that level, we have raised our expectation for diluted net income per common share for 2012 to be in the range of $6.35 to $6.55 per share compared to $4.14 per share earned in 2011.”

The Company will conduct a conference call to discuss its financial results for the third quarter and first nine months, and its outlook for the fourth quarter and full year 2012, at 11:00 a.m. ET on Thursday, October 25, 2012. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 25th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until November 15, 2012 at 5:00 p.m. ET.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 109 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Mike Conway

Director – Corporate Communications and Investor Relations

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Thousands of dollars, except per share data	2012	2011	2012	2011
Net sales	$2,603,226	$2,484,920	$7,312,592	$6,695,257
Cost of goods sold	1,452,944	1,446,621	4,101,874	3,836,795
Gross profit	1,150,282	1,038,299	3,210,718	2,858,462
Percent to net sales	44.2%	41.8%	43.9%	42.7%
Selling, general and administrative expenses	799,786	760,179	2,367,672	2,206,857
Percent to net sales	30.7%	30.6%	32.4%	33.0%
Other general expense—net	1,123	1,600	9,246	2,074
Interest expense	10,358	10,452	30,925	32,874
Interest and net investment income	(793)	(840)	(1,960)	(1,971)
Other (income) expense—net	(3,190)	6,632	(8,281)	6,623

Income before income taxes	342,998	260,276	813,116	612,005
Income taxes	108,045	80,399	250,134	184,697

Net income	$234,953	$179,877	$562,982	$427,308

Net income per common share:
Basic	$2.29	$1.74	$5.49	$4.06

Diluted	$2.24	$1.71	$5.37	$3.98

Average shares outstanding—basic	101,525,658	102,151,164	101,680,883	103,939,552

Average shares and equivalents outstanding—diluted	104,019,320	104,123,272	103,968,124	106,161,544

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the October 25th release.

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